Exhibit 99.1

23301 Wilmington Avenue Carson, CA 90745-6209 310.513.7200 www.ducommun.com

NEWS RELEASE

Ducommun Completes Divestiture of Miltec Corporation

LOS ANGELES, March 28, 2016 — Ducommun Incorporated (NYSE: DCO) (“Ducommun” or the “Company”) today announced the completion of the previously announced sale of its Miltec Corporation subsidiary to General Atomics. Miltec provides engineering, technical and program management services principally to the U.S. Department of Defense and U.S. intelligence agencies for advanced weapons systems and military defense systems. As previously announced, the total purchase price was $14.6 million in cash, subject to post-closing adjustments. The Company intends to use net proceeds from the sale to reduce debt.

About Ducommun Incorporated

Ducommun Incorporated delivers innovative manufacturing solutions to customers in the aerospace, defense and industrial markets. Founded in 1849, the company specializes in two core areas – Electronic Systems and Structural Systems – to produce complex products and components for commercial aircraft platforms, mission-critical military and space programs, and sophisticated industrial applications. For more information, visit www.ducommun.com.

Statements contained in this press release regarding other than recitation of historical facts are forward-looking statements. These statements are identified by words such as “may,” “will,” “ begin,” “ look forward,” “expect,” “believe,” “intend,” “anticipate,” “should,” “potential,” “estimate,” “continue,” “momentum” and other words referring to events to occur in the future. These statements reflect the Company’s current view of future events and are based on its assessment of, and are subject to, a variety of risks and uncertainties beyond its control, including, but not limited to, the state of the world financial, credit, commodities and stock markets, and uncertainties regarding the Company, its businesses and the industries in which it operates, which are described in the Company’s filings with the Securities and Exchange Commission. The Company is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

CONTACTS:

Douglas L. Groves, Vice President, Chief Financial Officer and Treasurer, 310.513.7200

Chris Witty, Investor Relations, 646.438.9385, cwitty@darrowir.com

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